UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INFOBLOX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 4, 2015

To Our Stockholders,

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Infoblox Inc. The meeting will be held at the at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041 on Friday, December 18, 2015.

Under the Securities and Exchange Commission rules, we have elected to deliver our proxy materials to our stockholders primarily over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On or about November 6, 2015 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and 2015 annual report to stockholders. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Jesper Andersen
President and Chief Executive Officer

INFOBLOX INC.

3111 Coronado Drive

Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Infoblox Inc. will be held on Friday, December 18, 2015, at 9 a.m. (Pacific Time) at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect three Class I directors of Infoblox Inc. each to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2016.

3. To hold an advisory vote to approve executive compensation.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 27, 2015 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote as a Infoblox Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, Computershare, through their website at www.computershare.com or by phone at (877) 373-6374.

By Order of the Board of Directors,

Stephen Yu Secretary

Santa Clara, California

November 4, 2015

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

INFOBLOX INC.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

INFOBLOX INC.

3111 Coronado Drive

Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

November 4, 2015

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Infoblox Inc. for use at Infoblox’s 2015 Annual Meeting of Stockholders (the “meeting”) to be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041 on Friday, December 18, 2015, at 9 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about November 6, 2015, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on October 27, 2015, the record date, will be entitled to vote at the meeting. At the close of business on October 27, 2015, we had 59,761,966 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on October 27, 2015, the record date. You may vote all shares owned by you as of October 27, 2015, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On October 27, 2015 we had 59,761,966 shares of common stock issued and outstanding.

Stockholder of Record: Shares Registered in Your Name. If on October 27, 2015 your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on October 27, 2015 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or all of the nominees or “WITHHOLD” your vote with respect to one or all of the nominees. Approval of Proposal Nos. 2 and 3 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal Nos. 1 and 3. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class I directors named in this proxy statement (Proposal No. 1); FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2016 (Proposal No. 2); and FOR the approval of the advisory vote on executive compensation (Proposal No. 3).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Pacific Time, on December 17, 2015. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal Nos. 2 and 3, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board or directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Infoblox. Following the original mailing of the soliciting materials, Infoblox and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, Infoblox will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Infoblox, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Infoblox (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will make the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://ir.infoblox.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Infoblox is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.infoblox.com, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” The responsibilities of the chairman or the lead independent director include: scheduling and setting the agenda for each meeting of our board directors; presiding at executive sessions; being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between the independent directors and management.

Our current chairman is Michael L. Goguen, an independent director. On November 2, 2015, Mr. Goguen notified our board of directors of his intention to resign from the board of directors effective immediately following the meeting. We expect to name a new chairman from among our independent directors in connection with Mr. Goguen’s departure. Our board of directors believes that we and our stockholders currently are best served by having an independent director serve as chairman. Separating the positions of chief executive officer and chairman allows our president and chief executive officer to focus on our day-to-day business, while allowing the chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange (“NYSE”). These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board of directors annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that the following director nominee and members of our board of directors are currently independent as determined under the rules of the NYSE:

Richard E. Belluzzo	Fred M. Gerson
Laura C. Conigliaro	Michael L. Goguen
Philip Fasano	Daniel J. Phelps

All members of our audit committee, compensation committee, and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Infoblox or any of its subsidiaries other than their directors’ compensation. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant additional SEC independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054, Attn: General Counsel or by clicking on “Corporate Governance” in the investor relations section of our website, http://ir.infoblox.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Gerson, who is the chair of the audit committee, Ms. Conigliaro and Mr. Phelps. The composition of our audit committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NYSE listing standards. In addition, our board of directors has determined that each of Messrs. Gerson and Phelps is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related person transactions;

•	obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Mr. Belluzzo, who is the chair of the compensation committee, and Messrs. Fasano and Gerson. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.

From time to time, in accordance with the provisions of its charter, our compensation committee reviews and makes recommendations to the board of directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in the “Executive Compensation-Compensation Discussion and Analysis” below. Our compensation committee periodically reviews the market practice for non-employee directors for companies in our peer group in consultation with its independent compensation consultant.

Under its charter, our compensation committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, our compensation committee retained an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for fiscal 2015. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the chief executive officer and the Human Resources Department present compensation and benefits proposals to the compensation committee. Compensia representatives meet informally with the chair of our compensation committee and regularly with our compensation committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our compensation committee (and not on behalf of management) to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee’s approval. For additional description of our compensation committee’s processes and procedures for consideration and determination of executive officer compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Conigliaro, who is the chair of the nominating and corporate governance committee, and Mr. Belluzzo. The composition of our nominating and corporate governance committee meets the requirements for independence under current NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding our code of conduct and corporate governance guidelines and matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during fiscal 2015 were Messrs. Belluzzo, Fasano, Gerson for the entire year and Goguen through February 2015. Mr. Goguen resigned from the compensation committee in February 2015. None of the members of our compensation committee in fiscal 2015 were at any time during fiscal 2015 or at any other time an officer or employee of Infoblox or any of its subsidiaries, and none had or have any relationships with Infoblox that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2015.

Board and Committee Meetings and Attendance

The board of directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The board of directors meets periodically during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring board of directors approval. The board of directors held 5 meetings during fiscal 2015, the audit committee held 9 meetings, the compensation committee held 9 meetings and the nominating and corporate governance committee held 8 meetings. During fiscal 2015, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during fiscal 2015.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. Four of our directors attended our 2014 Annual Meeting of Stockholders.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our chairman, currently Mr. Goguen, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-employee members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Corporate Secretary

Infoblox Inc.

3111 Coronado Drive

Santa Clara, California 95054

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at http://ir.infoblox.com, by clicking on “Corporate Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2016 and 2017, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of the current Class I directors for election as a Class I director for a three-year term expiring at the 2018 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. Mr. Andersen, who was appointed to the board of directors in connection with his appointment as our new chief executive officer, came to the attention of the nominating and governance committee as a candidate for the board of directors after a third-party search firm recommended him for the board of directors’ consideration as a potential chief executive officer candidate.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and, subject to the potential arrangement described in the first paragraph under “Continuing Directors,” to serve if elected.

Information Regarding Nominees and Continuing Directors

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of October 31, 2015, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Class I Directors — Terms Expiring 2015:
Jesper Andersen	52	President and Chief Executive Officer, Infoblox Inc.	December 2014
Laura C. Conigliaro(1)(3)	70	Retired, Former Partner at The Goldman Sachs Group, Inc.	January 2012
Fred M. Gerson(1)(2)	65	Former Executive Vice President and CFO, San Diego Padres	November 2011

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Jesper Andersen has served as our president and chief executive officer and as a member of our board of directors since December 2014. Prior to joining our company, he served in a number of roles at Cisco Systems, Inc., a provider of networking products, from September 2008 to November 2013, including as senior vice president for network management during his first three years at the company and most recently as senior vice president and general manager of Cisco’s service provider video business unit from October 2011 to November 2013. From February 2005 to August 2008, Mr. Andersen served as senior vice president of application strategy at Oracle Corporation, an enterprise products and services company. Previously, he served as general manager and group vice president for tools and technology at PeopleSoft Inc. from 2003 until it was acquired by Oracle in February 2005. Mr. Andersen holds a master’s degree in computer science from Aalborg University. We believe Mr. Andersen is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our chief executive officer and his extensive management and leadership experience.

Laura C. Conigliaro has served as a member of our board of directors since January 2012. Ms. Conigliaro has also served on the board of directors of Genpact Limited since May 2013 and is a member of its audit committee. In July 2011, Ms. Conigliaro retired from her position at The Goldman Sachs Group, Inc., which she joined in 1996, where she was a partner from 2000 to July 2011, and a managing director from 1997 until 2000. At Goldman Sachs, Ms. Conigliaro served as the co-director of the firm’s Americas Equity Research unit from 2007 to 2011 and as the Technology Equity Research business unit leader from 2002 to 2007. From 1979 to 1996, Ms. Conigliaro was an analyst at Prudential Securities, where she specialized in enterprise computing, servers, workstations, PCs and design automation. Prior to Prudential, Ms. Conigliaro worked as an intelligence analyst at the National Security Agency. Ms. Conigliaro also serves on the boards of two non-profit organizations, and previously served as a member of the board of directors and finance committee of Dell Inc. She holds a B.A. degree in romance languages from Boston University and an M.B.A. in finance from Fairleigh Dickinson University. We believe Ms. Conigliaro is qualified to serve as a member of our board of directors because of her financial expertise, knowledge of the enterprise server and storage industry and service on the boards of directors of other technology companies.

Fred M. Gerson has served as a member of our board of directors since November 2011. Mr. Gerson served as the chief financial officer and executive vice president of the San Diego Padres, a major league baseball club, from July 2001 until January 2013. Mr. Gerson served as the interim chief financial officer of Peregrine Systems, Inc., a provider of enterprise software, from May 2002 to July 2002, while maintaining his responsibilities with the Padres organization. His prior history includes chief financial officer positions at Maxis Inc., Marimba, Inc. and Peter Norton Computing, Inc., each a software company, and the coin-operated games division of Atari, Inc., a gaming company. Mr. Gerson served on the board of directors of DivX, Inc. from March 2005 to October 2010 and serves as a director of one private company. Mr. Gerson has also served on the Board of Trustees of Thomas Jefferson School of Law since June 2013. He holds a B.A. degree in economics from Brooklyn College and an M.B.A. from New York University. We believe Mr. Gerson is qualified to serve as a member of our board of directors because of his financial expertise in addition to experience serving as the chief financial officer of a number of software companies, including four public companies.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of October 31, 2015, are provided in the table below. Michael L. Goguen intends to serve on the board of directors through the annual meeting and then resign as a Class III director. The nominating and corporate governance committee has commenced a search for a new director who would be appointed as a Class III director. To the extent a suitable successor is not appointed by the annual meeting, a Class I director may resign as a Class I director and be immediately appointed as a Class III director in order to distribute directors evenly across all director classes. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors — Terms Expiring 2016:
Daniel J. Phelps(1)	47	Managing Director, Salt Creek Capital	September 2000
Richard E. Belluzzo(2)(3)	61	Chairman and Interim President and CEO, Viavi Solutions Inc.	January 2013

Class III Directors — Terms Expiring 2017:
Philip Fasano(2)	57	Chief Information Officer, AIG	May 2014
Michael L. Goguen†	51	General Partner, Sequoia Capital	April 2003

†	Michael L. Goguen intends to resign from the board of directors, effective immediately following the annual meeting.
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Richard E. Belluzzo has served as a member of our board of directors since January 2013. Mr. Belluzzo has served as the chairman of Viavi Solutions Inc. (formerly known as JDS Uniphase Corporation) since November 2012 and has served as a one of its directors since 2005. He currently serves as US Venture Partner for Innogest SGR SpA. From April 2011 to August 2012, he served as executive chairman of Quantum Corporation, a provider of backup, recovery and archive products and services. In addition, he served as Quantum Corporation’s chief executive officer from September 2001 to April 2011 and as its chairman from July 2003 to April 2011. Prior to that, Mr. Belluzzo was president and chief operating officer of Microsoft Corporation (“Microsoft”). Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s group vice president of the personal services and devices group, and was group vice president for the consumer group. Prior to Microsoft, Mr. Belluzzo was chief executive officer of Silicon Graphics Inc. (“SGI”). Before SGI, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as executive vice president of the computer products organization. In addition to serving on the board of Viavi Solutions Inc., Mr. Belluzzo is currently a member of the board of directors and audit committee of PMC-Sierra (Vancouver, Canada). We believe that Mr. Belluzzo is qualified to serve as a member of our board of directors because of his significant operational experience and senior leadership roles at major companies in the technology industry, and his service on the boards of directors of other public companies.

Philip Fasano has served as a member of our board of directors since May 2014. Mr. Fasano serves as the Executive Vice President and Chief Information Officer for American International Group, Inc., a leading international insurance organization. From 2007 to 2014 he served as Executive Vice President and Chief Information Officer of Kaiser Permanente, a leading health-care provider and not-for-profit health plan. Prior to joining Kaiser Permanente, Mr. Fasano served in information-technology leadership roles in several financial services companies, including Capital One Financial Group, JP Morgan Chase Bank N.A. and Deutsche Financial Services, a division of Deutsche Bank. Mr. Fasano holds a B.S. in computer science from the New York Institute of Technology and an M.B.A in Finance from Long Island University. We believe that Mr. Fasano is qualified to serve as a member of our board of directors because of his significant operational experience and senior leadership roles at major companies in the financial services and health care industries.

Michael L. Goguen has served as our chairman of the board since April 2012. Since 1996, he has held various positions at Sequoia Capital, a venture capital firm, and has been a general partner since 1997. Before joining Sequoia Capital, Mr. Goguen spent ten years in various engineering, research and product management roles at Digital Equipment Corporation, a networked business solutions company; SynOptics Communications, Inc., a LAN hub, switch and network management products company; and Centillion Networks, Inc., a switching products company, and was a director of engineering at Bay Networks, Inc., a data networking products company. Mr. Goguen served as a member of the board of directors of NetScreen Technologies, Inc. from May 1998 until it was acquired by Juniper Networks, Inc. in April 2004 and served as a director of Ikanos Communications, Inc. from May 1999 to January 2008. Mr. Goguen also serves as a director of a number of private companies. He holds a B.S. degree in electrical engineering from Cornell University and an M.S. degree in electrical engineering from Stanford University. We believe that Mr. Goguen is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry analyzing, investing in and serving on the boards of directors of software and technology companies and his tenure with our company.

Daniel J. Phelps has served as a member of our board of directors since September 2000. Mr. Phelps has served as managing director of Salt Creek Capital, a private equity firm, since he founded the firm in July 2009. Mr. Phelps also served as a general partner of Duchossois Technology Partners, a venture capital firm, from May 1999 to January 2013 and as a general partner of Opus Capital, a venture capital firm, from October 2006 until June 2009. From January 1994 to September 1998, Mr. Phelps held an investment management position with the Pritzker Financial Office in Chicago, and, prior to that time, he was employed by Ernst & Young LLP as a certified public accountant. Mr. Phelps has also served as a director of TSS, Inc. since August 2012. Mr. Phelps holds a B.S. degree in business administration from The Ohio State University and an M.B.A. from the University of Chicago. We believe that Mr. Phelps is qualified to serve as a member of our board of directors because of his financial expertise, significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, and his tenure with our company.

There are no familial relationships among our directors and officers.

Director Compensation

Annual and Meeting Fees. During fiscal 2015, our non-employee directors received the following cash compensation for their service on the board of directors and its committees:

•	$35,000 annual cash retainer;

•	$10,000 for the chairman of the board

•	$20,000 for the chair of our audit committee and $10,000 for each of its other members;

•	$15,000 for the chair of our compensation committee and $8,000 for each of its other members; and

•	$8,000 for the chair of our nominating and corporate governance committee and $5,000 for each of its other members.

We pay the annual retainer fee and any additional fees to each director in equal quarterly installments.

In addition to these annual retainer fees, we pay any non-employee director who in any fiscal year attends more than 10 meetings held by our board of directors or by any committee of our board of directors on which he or she serves meeting fees of $1,000 for each meeting ($500 for each meeting of our compensation committee or nominating and corporate governance committee) attended in excess of the threshold number of meetings.

Equity Awards. Our non-employee director equity compensation policy provides that each newly-elected or appointed non-employee director will be granted restricted stock units (“RSUs”) having a fair market value on the grant date equal to approximately $450,000 and, immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted additional RSUs having a fair market value on the date of grant equal to approximately $200,000 if the non-employee director has served continuously as a member of our board of directors for at least one year. Each initial RSU award will vest in equal annual installments over three years from the date of grant while each annual RSU award will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. RSUs granted under the policy will accelerate and vest in full in the event of a change in control of our company. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

The following table provides information for the fiscal year ended July 31, 2015 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2015.

Director Compensation — Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	Total ($)
Richard E. Belluzzo(2)	$55,000	$207,115	$262,115
Laura C. Conigliaro(2)	$53,000	$207,115	$260,115
Philip Fasano(3)	$43,000	$—	$43,000
Fred M. Gerson(2)	$63,000	$207,115	$270,115
Michael L. Goguen(2)	$49,000	$207,115	$256,115
Daniel J. Phelps(2)	$45,000	$207,115	$252,115

(1)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards. The grant date fair value was determined using the closing price of our common stock on the date of grant.
(2)	As a continuing non-employee director, following our 2014 annual meeting of stockholders held on December 17, 2014, this director was granted an award of 11,500 RSUs. The RSUs will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant.
(3)	Pursuant to our non-employee director equity compensation policy, Mr. Fasano did not receive RSUs following our 2014 annual meeting of stockholders as he became a non-employee director in June 2014 and had not yet served continuously as a member of our board of directors for at least one year.
(4)	No stock options were awarded to non-employee directors in fiscal 2015. The following table provides additional information concerning the stock awards (in the form of RSUs) and stock options held by our non-employee directors as of July 31, 2015:

Name	# of Outstanding Options (in Shares)	# of Outstanding RSUs (in Shares)	Total Equity Awards Outstanding (in Shares)
Richard E. Belluzzo	51,000	11,500	62,500
Laura C. Conigliaro	104,166	11,500	115,666
Philip Fasano	28,000	—	28,000
Fred M. Gerson	93,166	11,500	104,666
Michael L. Goguen	37,500	11,500	49,000
Daniel J. Phelps	30,500	11,500	42,000

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH

OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as Infoblox’s principal independent registered public accounting firm to perform the audit of Infoblox’s consolidated financial statements for the fiscal year ending July 31, 2016. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as Infoblox’s principal independent registered public accounting firm.

Ernst & Young LLP audited Infoblox’s financial statements for Infoblox’s 2015 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with SEC rules and regulations, Ernst & Young LLP periodically rotates the individuals who are responsible for Infoblox’s audit.

In addition to performing the audit of Infoblox’s consolidated financial statements, Ernst & Young LLP provided various other services during fiscal 2015 and 2014. Our audit committee has determined that Ernst & Young LLP’s provisioning of these services, which are described below, does not impair Ernst & Young LLP’s independence from Infoblox. The aggregate fees for fiscal 2015 and 2014 for each of the following categories of services are as follows:

Fees Billed to Infoblox	Fiscal Year 2015	Fiscal Year 2014
Audit fees(1)	$1,184,000	$1,045,500
Audit related fees(2)	—	—
Tax fees(3)	—	33,900
All other fees(4)	2,790	2,790

Total fees	$1,186,790	$1,082,190

(1)	“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and advisory services on accounting matters that were addressed during the annual audit and quarterly reviews. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements, such as consents and review of documents filed with the SEC.
(2)	“Audit related fees” include fees for professional services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.”
(3)	“Tax fees” include fees for tax advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, and assistance with tax audits.
(4)	“All other fees” include fees for access to Ernst and Young LLP’s online library of accounting research literature.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the 2015Annual Meeting of Stockholders:

‘‘Resolved, that the compensation paid to the named executive officers of Infoblox Inc., as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 23 to 42 of this proxy statement, is hereby approved.”

As described more fully in the Compensation Discussion & Analysis section of this proxy statement, our named executive officers are compensated in a manner consistent with our pay for performance philosophy and corporate governance best practices. In fiscal 2015, executive compensation decisions were made in the context of several transitions in our executive management team, including the appointment of a new chief executive officer and a new Executive Vice President, Worldwide Field Operations. Some highlights, which are discussed further in the Compensation Discussion & Analysis, of the consistency between the compensation of our named executive officers and our “pay-for-performance” compensation philosophy are as follows:

•	In fiscal 2015, we recorded total net revenue of $306.1 million, an increase of 22% compared to total net revenue of $250.3 million in fiscal 2014, and non-GAAP operating income of $24.3 million, an increase of 19% compared to operating income of $20.4 million in fiscal 2014. The year-over-year increase in our named executive officers’ actual annual “total direct compensation” and cash bonus awards is consistent with the increase in our financial results, reflecting our strong commitment to pay for performance.

•	The bonuses paid to our named executive officers under our annual cash incentive plan was equal to approximately 130% of their target cash bonus opportunities and the total commissions paid to our Executive Vice President, Worldwide Field Operations was equal to approximately 116% of his target commission opportunity for fiscal 2015 under our commission plan.

We encourage you to read the Compensation Discussion & Analysis section beginning on page 20 of this proxy statement for additional details on our executive compensation program, including our compensation philosophy and objectives, as well as the processes our compensation committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2015.

The vote on the compensation of our named executive officers is advisory, and therefore not binding. Although the vote is non-binding, our compensation committee and board of directors value your opinion and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2015 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 59,552,579 shares of our common stock outstanding on September 30, 2015. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2015 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054.

Name of Beneficial Owner	Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Jesper Andersen	1,377		*
Remo E. Canessa	372,593	(1)	*
Thorsten Freitag	45,225	(2)	*
Scott J. Fulton	45,993	(3)
Sohail Parekh	156,282	(4)	*
Robert D. Thomas	814,831		1.4
Richard E. Belluzzo	51,000	(5)	*
Laura C. Conigliaro	104,166	(6)	*
Philip Fasano	28,000	(7)	*
Fred M. Gerson	98,166	(8)	*
Michael L. Goguen	72,627	(9)	*
Daniel J. Phelps	30,500	(10)	*
All executive officers and directors as a group (13 persons)	1,897,966	(11)	3.2%

Greater than 5% Beneficial Owners
Bank of New York Mellon	5,065,831	(12)	8.5%
Cadian Capital Management, LP	5,273,911	(13)	8.9%
Duchossois Technology Partners, L.L.C.	2,951,902	(14)	5.0%
Morgan Stanley	3,041,304	(15)	5.1%
The Vanguard Group	3,095,229	(16)	5.2%
Wasatch Advisors, Inc.	3,817,058	(17)	6.4%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Includes 251,823 shares held by Mr. Canessa, 55,000 shares held by his minor children, and 65,770 shares subject to options exercisable within 60 days of September 30, 2015, of which 25,001 are unvested and would, if Mr. Canessa exercised them, be subject to a right of repurchase in our favor upon Mr. Canessa’s cessation of service prior to vesting.

(2)	Includes 38,975 shares held by Mr. Freitag and 6,250 shares subject to options exercisable within 60 days of September 30, 2015.
(3)	Includes 7,244 shares held by Mr. Fulton, 22,499 shares subject to options exercisable within 60 days of September 30, 2015 and 16,250 shares subject to restricted stock units releasable within 60 days of September 30, 2015.
(4)	Includes 20,509 shares held by Mr. Parekh and 135,773 shares subject to options exercisable within 60 days of September 30, 2015, of which 19,445 are unvested and would, if Mr. Parekh exercised them, be subject to a right of repurchase in our favor upon Mr. Parekh’s cessation of service prior to vesting.
(5)	Consists of 51,000 shares subject to options exercisable within 60 days of September 30, 2015, of which 9,500 are unvested and would, if Mr. Belluzzo exercised them, be subject to a right of repurchase in our favor upon Mr. Belluzzo’s cessation of service prior to vesting.
(6)	Consists of 104,166 shares subject to options exercisable within 60 days of September 30, 2015, of which 4,167 are unvested and would, if Ms. Conigliaro exercised them, be subject to a right of repurchase in our favor upon Ms. Conigliaro’s cessation of service prior to vesting.
(7)	Consists of 28,000 shares subject to options exercisable within 60 days of September 30, 2015, of which 23,333 are unvested and would, if Mr. Fasano exercised them, be subject to a right of repurchase in our favor upon Mr. Fasano’s cessation of service prior to vesting.
(8)	Includes 5,000 shares held by Mr. Gerson and 93,166 shares subject to options exercisable within 60 days of September 30, 2015, of which 1,389 are unvested and would, if Mr. Gerson exercised them, be subject to a right of repurchase in our favor upon Mr. Gerson’s cessation of service prior to vesting.
(9)	Includes 35,127 shares held by Mr. Goguen and 37,500 shares subject to options exercisable within 60 days of September 30, 2015.
(10)	Consists of 30,500 shares subject to options exercisable within 60 days of September 30, 2015.
(11)	Includes 1,230,152 shares held by Directors and Named Executive Officers and 667,814 shares subject to options exercisable within 60 days of September 30, 2015, of which 82,835 are unvested and would, if the individuals exercised them, be subject to a right of repurchase in our favor upon the individuals’ cessation of service prior to vesting.
(12)	Based solely on a Schedule 13G filing by The Bank of New York Mellon Corporation on February 9, 2015, reporting shared voting and dispositive power over the shares. The stockholder’s address is One Wall Street, 31st Floor, New York, NY 10286.
(13)	Based solely on a Schedule 13G filing by Cadian Capital Management, LP on August 5, 2015, reporting shared voting and dispositive power over the shares. The stockholder’s address is 535 Madison Avenue, 36th Floor, New York, NY 10022.
(14)	Based solely on a Schedule 13G filing by Duchossois Technology Partners, L.L.C. on February 14, 2013, reporting shared voting and dispositive power over the shares. The stockholder’s address is 845 Larch Avenue, Elmhurst, IL 60126.
(15)	Based solely on a Schedule 13G filing by Morgan Stanley on September 14, 2015, reporting shared voting and dispositive power over the shares. The stockholder’s address is 1585 Broadway, New York, NY 10036.
(16)	Based solely on a Schedule 13G filing by The Vanguard Group on February 10, 2015, reporting shared voting and dispositive power over the shares. The stockholder’s address is 845 Larch Avenue, Elmhurst, IL 60126. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based solely on a Schedule 13G filing by Wasatch Advisors, Inc., on February 17, 2015, reporting shared voting and dispositive power over the shares. The stockholder’s address is 505 Wakira Way, Salt Lake City, UT 84108.

OUR MANAGEMENT

The following table provides information regarding our executive officers as of September 30, 2015, after giving effect to our Executive Vice President of Marketing’s resignation in November 2015.

Name	Age	Position
Jesper Andersen	52	Director, President and Chief Executive Officer
Remo E. Canessa	58	Chief Financial Officer
Thorsten Freitag	48	Executive Vice President, Worldwide Field Operations
Scott J. Fulton	46	Executive Vice President, Products

Our board of directors chooses executive officers, who then serve at the board of directors’ discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Infoblox.

For information regarding Mr. Andersen, please refer to Proposal No. 1, “Election of Directors,” above.

Remo E. Canessa has served as our chief financial officer since October 2004. Prior to joining us, he served as chief financial officer and corporate secretary of NetScreen Technologies, Inc. from July 2001 to April 2004, when it was acquired by Juniper Networks, Inc. From December 1998 to July 2001, Mr. Canessa served as vice president of finance, chief financial officer and treasurer of Bell Microproducts, Inc., a computer equipment distribution company, where he had previously served for five years in various financial capacities. Since September 2013, Mr. Canessa has served as the chairman of the audit committee of the board of directors of Aerohive Networks, Inc., a cloud-managed mobile networking platform provider. He holds a B.A. in economics from the University of California, Berkeley and an M.B.A. from Santa Clara University.

Thorsten Freitag has served as our executive vice president, worldwide field operations since October 2014, and as senior vice president, global sales, from March 2014 to September 2014. From January 2009 to March 2014, Mr. Freitag served as senior vice president for Europe, Middle East and Africa at F5 Networks, Inc., a provider of application delivery networking products. From July 2007 to December 2008, Mr. Freitag served as senior vice president, global partner and channel sales for Siemens Enterprise Communications, a provider of telecommunications networking products. From November 2004 to June 2007, he served as managing director at the Business Acceleration Group, a global financial services and business accelerator for technology companies. From June 1995 to October 2004, Mr. Freitag held senior sales management positions at Cisco Systems, Inc. in Germany, South Korea, and South Africa. He holds a B.Sc. in information technologies and business administration from University Laar, Germany.

Scott J. Fulton has served as our executive vice president, products since March 2014. From November 2007 to October 2013, he served as the vice president and general manager of the cloud management business at BMC Software, Inc., a provider of IT management solutions. From August 1996 to November 2007, he worked at Hewlett-Packard Company in its software business, most recently serving as senior director with general management responsibilities for the IT operations product lines and the India R&D Center. He holds a B.A. in economics from University of Michigan and an M.B.A. from U.C. Davis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for fiscal 2015, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for fiscal 2015 for the following executive officers (our “Named Executive Officers”):

•	Jesper Andersen, our President and Chief Executive Officer (our “CEO”);

•	Remo E. Canessa, our Chief Financial Officer (our “CFO”);

•	Thorsten Freitag, our Executive Vice President, Worldwide Field Operations;

•	Scott J. Fulton, our Executive Vice President, Products;

•	Sohail M. Parekh, our former Executive Vice President, Engineering; and

•	Robert D. Thomas, our former President and Chief Executive Officer.

Fiscal 2015-2016 Management Changes

In fiscal 2015 and early fiscal 2016, we experienced or announced several transitions in our executive management team, including the following:

•	Mr. Freitag was appointed our Executive Vice President, Worldwide Field Operations effective October 1, 2014.

•	Mr. Andersen was appointed our President and Chief Executive Officer effective December 8, 2014.

•	Mr. Thomas stepped down as our President and Chief Executive Officer concurrent with Mr. Andersen’s appointment, and served as a member of our Board of Directors through our 2014 Annual Meeting of Stockholders, when his term ended, and as an Executive Advisor to us through March 15, 2015.

•	Mr. Canessa notified us on September 1, 2015 of his intention to step down as our Chief Financial Officer once his successor is appointed. Mr. Canessa will continue to serve as our Chief Financial Officer until his successor is appointed and will participate in the search for his successor.

•	Mr. Parekh notified us on September 23, 2015 of his intention to step down as our Executive Vice President, Engineering effective October 5, 2015. Mr. Parekh has agreed to provide transition services thereafter until January 4, 2016.

Fiscal 2015 Business Highlights

In fiscal 2015, we recorded several significant financial achievements, finishing the year with record annual revenue and growing non-GAAP operating income. These achievements included the following:

•	Total net revenue was $306.1 million, an increase of 22% compared to total net revenue of $250.3 million in fiscal 2014;

•	On a GAAP basis, a net loss of $27.1 million, compared to a net loss of $23.9 million in fiscal 2014; and

•	On a non-GAAP basis, operating income of $24.3 million, an increase of 19% compared to operating income of $20.4 million in fiscal 2014.

Fiscal 2015 Executive Compensation Highlights

Fiscal 2015 was a year of transition for us as we identified and hired a new President and Chief Executive Officer to replace our previous President and Chief Executive Officer, Mr. Thomas. Following the appointment of Mr. Andersen, we undertook a significant review of our executive compensation program and the design of the key incentives for our executive officers, culminating in the introduction of a market stock unit program in fiscal 2016. At the same time, our management team continued to pursue our long-term financial and strategic objectives, resulting in record revenues for fiscal 2015.

Our key executive compensation actions for fiscal 2015 were as follows:

Appointment of Mr. Andersen as President and Chief Executive Officer

Following Mr. Thomas’ notification of our Board of Directors in May 2014 of his decision to step down our President and Chief Executive Officer once his successor was appointed, we undertook a search for his successor, engaging an executive search firm to identify, contact, and evaluate candidates.

On November 25, 2014, we announced the appointment of Mr. Andersen as President and Chief Executive Officer and a member of our Board of Directors, effective December 8, 2014. In connection with his appointment, our Board of Directors negotiated and we entered into an employment offer letter with Mr. Andersen, confirming his employment as our President and Chief Executive Officer, and documenting the terms and conditions of his employment, including the following principal compensation arrangements:

•	An initial annual base salary of $525,000;

•	A target annual cash bonus opportunity of $525,000 (equal to 100% of his annual base salary) and pro-rated for his actual term of employment during fiscal 2015;

•	An option to purchase 300,000 shares of our common stock, with an exercise price of $17.74 per share (equal to the fair market value of such shares on the date of grant) and subject to time-based vesting requirements; and

•	A RSU award for 250,000 shares of our common stock, subject to time-based vesting requirements.

For a summary of the material terms and conditions of Mr. Andersen’s employment offer letter, see “— Employment Arrangements” below.

Appointment of Mr. Freitag as Executive Vice President, Worldwide Field Operations

Effective October 1, 2014, Mr. Freitag was appointed our Executive Vice President, Worldwide Field Operations. We modified the terms and conditions of his employment offer letter to set his compensation arrangements in this position as follows:

•	An annual base salary of $370,000; and

•	A target annual cash bonus opportunity equal to 100% of his annual base salary

Revised Change in Control Severance Agreements

In February 2015, the Compensation Committee updated the change in control severance agreements for the payment of severance and change in control benefits to our executive officers. While these agreements continued

to address the rights of our executive officers upon an involuntary termination of employment, including an involuntary termination of employment following a change in control of the Company, the level of payments and benefits payable upon a triggering event were enhanced to be competitive with current market practices. For a discussion of the revised agreements, see “Post-Employment Compensation Arrangements” in this Compensation Discussion and Analysis and “Potential Payments upon Termination or Change of Control” below.

Annual Incentive Awards

Consistent with our performance and compensation objectives, the Compensation Committee approved the following compensation actions for our Named Executive Officers for fiscal 2015:

•	Paid cash bonuses under our annual cash incentive plan for each fiscal quarter and for the fiscal year as a whole equal to 130% of their target annual cash bonus opportunities, including a cash bonus in the amount of $452,821 for Mr. Andersen.

•	Granted long-term incentive compensation in the form of equity awards to our executive officers with grant date fair values ranging from approximately $740,000 to $1,900,000, consisting of options to purchase shares of our common stock and RSU awards for shares of our common stock.

•	Granted an equity award to Mr. Andersen in connection with his appointment as our President and Chief Executive Officer with a grant date fair value of approximately $7,245,000, consisting of an option to purchase shares of our common stock and a RSU award for shares of our common stock.

Pay-for-Performance Philosophy

Our executive compensation philosophy, which is embodied in the design and operation of our annual cash and long-term equity incentive compensation plans, is designed to ensure that a substantial portion of the compensation for our executive officers, including our Named Executive Officers, is contingent on our ability to meet and exceed our annual financial plan objectives and longer-term growth objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to a “pay-for-performance” compensation philosophy is reflected in the following aspects of our executive compensation program:

•	A substantial portion of our executive officers’ target cash compensation opportunity is performance-based. For fiscal 2015, approximately 50% of the target cash compensation opportunities of our CEO, and approximately 41%, on average, of the target cash compensation opportunities of our other Named Executive Officers was contingent on our executive team’s meeting and exceeding the objectives of our annual financial plan.

•	The payouts under our annual cash incentive and commission plans reflected our performance in fiscal 2015. We exceeded our financial performance objectives for each fiscal quarter of fiscal 2015 and also exceeded the annual performance component of the annual cash incentive plan. Similarly, during fiscal 2015, we achieved approximately 103% of the target for Net Revenues (as defined below), the annual financial performance goal, under our commission plan. As a result, for fiscal 2015, the cash bonus payments to our Named Executive Officers were approximately 130% of their target cash bonus opportunities under the cash bonus plan, and the commission payments to our Executive Vice President, Worldwide Field Operations was approximately 109% of his target commission opportunity.

•	While we strive to offer fully-competitive target “total direct compensation” opportunities (the sum of annual base salary, plus target cash bonus or commission opportunity, plus grant date fair value of long-term equity incentive compensation) for each of our executive officers to recognize the experience, industry expertise, and leadership that he brings to us, the actual amounts received or “realized” by each executive officer from his compensation package is highly dependent on the ability of our executive team to achieve financial results and meet key operational milestones over an extended period of time, which influence the market price of our common stock.

•	The Compensation Committee monitors our executive compensation program and updates and refines our executive compensation policies and practices as appropriate to enhance our compensation philosophy.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2015:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•	Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2015 compensation reviews. This consultant performed no consulting or other services for the Company.

•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers, although we provide certain benefits to our employees who are on international assignment;

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;

•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;

•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Compensation Recovery (“Clawback”) Policy. We have adopted a policy for the recovery of cash-based incentive compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement;

•	Stock Ownership Guidelines. We have adopted guidelines for the minimum ownership of shares of our common stock by our executive officers and the members of the Board of Directors;

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives; and

•	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging or pledging our securities.

Stockholder Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, we conducted our initial non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Excluding abstentions and broker non-votes, our stockholders approved the fiscal 2014 compensation of our Named Executive Officers with approximately 99% of the votes cast in favor of the proposal. Our Board of Directors and the Compensation Committee considered this outcome favorable and believed it conveyed our stockholders’ support of our overall executive compensation philosophy and program. For fiscal 2015, the Compensation Committee’s consideration of the fiscal 2014 Say-on-Pay vote did not materially affect its executive compensation actions and decisions.

While these votes are not binding, we believe that it is important for our stockholders to have an opportunity on an annual basis to express their views regarding our executive compensation philosophy and program as disclosed in our proxy statement. The Compensation Committee values our stockholders’ opinions, and our Board of Directors and the Compensation Committee consider (and will continue to consider) the outcome of the vote when making future compensation decisions for our executive officers. In addition to an annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation matters generally.

Following the Annual Meeting of Stockholders to which this proxy statement relates, the next Say-on-Pay vote will occur at our 2016 Annual Meeting of Stockholders. Further, following the Annual Meeting of Stockholders to which this proxy statement relates, the next advisory vote on the frequency of the Say-on-Pay vote will occur at our 2020 Annual Meeting of Stockholders.

Compensation Program Changes for Fiscal 2016

In September 2015, the Compensation Committee granted to Messrs. Andersen, Freitag, and Fulton long-term incentive compensation in the form of market restricted stock units (“MSUs”) awards that gave them the opportunity to earn shares of our common stock. The Compensation Committee determined to introduce this program to further align the interests of our key executive officers with the interests of our stockholders and to focus their efforts on enhancing our total stockholder return over the next several years.

The target number of shares subject to the MSU award granted to Mr. Andersen was 75,000 shares, and the target number of shares subject to the MSU awards granted to Messrs. Freitag and Fulton were 40,000 shares and 25,000 shares, respectively. The terms and conditions of the MSU awards are as follows:

•	The target shares are to be earned in three annual installments, based on the number of shares eligible to be earned each year multiplied by the “performance multiplier” as in effect for each performance period.

•	There are three performance periods, as follows:

•	The first performance period runs from August 1, 2015 through July 31, 2016;

•	The second performance period runs from August 1, 2015 through July 31, 2017; and

•	The third performance period runs from August 1, 2015 through July 31, 2018.

•	In each of the first two performance periods, up to one-third of the target shares are eligible to be earned.

•	In the third performance period, up to the maximum number of target shares, less any shares that were earned in a prior performance period, are eligible to be earned.

•	The performance measure is our total stockholder return (“TSR”) relative to the TSR of the Russell 2000 Index over the applicable performance period.

•	The “performance multiplier” is based on the positive (or negative) difference, measured in percentage points, between our TSR and the TSR of the Russell 2000 Index over the applicable performance period.

•	The “performance multiplier” ranges from 0% to 175%.

•	Subject to certain exceptions, the MSU awards vest, if at all, only following the end of each applicable performance period, and the executive officer must be employed by us at the end of each such period to vest in the earned shares.

Executive Compensation Philosophy and Objectives

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive officers, including our Named Executive Officers, lead our most critical functions, they have the ability to directly influence overall Company performance and, as a result, have a greater portion of their target total direct compensation opportunity tied to short-term cash and long-term equity incentives than most of our other employees. Further, we seek to align the interests of our executive officers and stockholders to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and operating income and, in future years, total stockholder return.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various equity compensation plans. The Compensation Committee reviews and approves the various elements of our executive officers’ compensation, as well as any employment arrangements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our Named Executive Officers, is consistent with our executive compensation philosophy and objectives.

Role of Management

Our CEO regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.

In addition, the Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our Executive Vice President of Human Resources regularly participated in meetings of the Compensation Committee during fiscal 2015. Our Finance Department provides financial analysis on specific items as requested by the Compensation Committee. In addition, our General Counsel also regularly attended meetings of the Compensation Committee to provide support and assistance with respect to the legal implications of our compensation decisions.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2015, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia regularly attended meetings of the Compensation Committee, responded to committee members’ inquiries, and provided its analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2015 were as follows:

•	Assisted in the review and determination of our compensation peer group for fiscal 2015;

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group;

•	Provided advice with respect to compensation best practices and market trends for executive officers and directors, including competitive positioning data for purposes of recruiting new executive officers;

•	Assisted with the design of the short-term cash and long-term equity incentive compensation plans for our executive officers;

•	Assessed our compensation risk profile and reported on this assessment;

•	Analyzed the director compensation levels and practices of the companies in our compensation peer group; and

•	Provided ad hoc advice and support throughout the year.

Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no work performed by Compensia during fiscal year 2015 raised a conflict of interest.

Competitive Positioning

In connection with establishing our executive compensation program and making related decisions each year, the Compensation Committee develops and uses a compensation peer group for competitive positioning purposes. Because the companies included in the compensation peer group are comparable to the Company in a number of ways, including revenue and market capitalization, the Compensation Committee reviews the target total direct compensation opportunities (and each of its components) for our executive officers, including the Named Executive Officers, with reference to the 50th percentile of the compensation paid to comparable executives at companies within our compensation peer group.

At the beginning of fiscal 2015, the Compensation Committee used the following compensation peer group, which was developed in fiscal 2014 with the assistance of Compensia based on an evaluation of companies that the Compensation Committee believed were comparable to us with respect to operations, revenue level, industry segment, and market conditions, as a reference source in its executive compensation deliberations:

Advent Software	Netscout Systems
Aruba Networks	Netsuite
Barracuda Networks	Nimble Storage
Bottomline Technologies	Palo Alto Networks
Cavium	SolarWinds
CommVault Systems	Sonus Networks
FireEye	Splunk
Fortinet	Synchronoss Technologies
Interactive Intelligence	Tableau Software
Ixia

In December 2014, with the assistance of Compensia, the Compensation Committee reviewed and updated our compensation peer group to reflect the changes in our market capitalization over the previous several years, recognize our evolving business focus, and account for acquisitions of peer companies. As a result, the Compensation Committee added two new companies and removed two existing companies from the peer group. The compensation peer group for the remainder of fiscal 2015 consisted of the following companies:

Advent Software	Netscout Systems
Aruba Networks	Nimble Storage
Barracuda Networks	Palo Alto Networks
Bottomline Technologies	Proofpoint
Cavium	Ruckus Wireless
CommVault Systems	SolarWinds
FireEye	Sonus Networks
Fortinet	Splunk
Interactive Intelligence	Synchronoss Technologies
Ixia

The Compensation Committee used the updated compensation peer group as a reference source in its executive compensation deliberations with respect to a mid-year review of target bonus opportunity levels and long-term equity incentive awards.

Our compensation peer groups for fiscal 2015 included U.S.-based companies within the systems/application software and communications equipment sectors that the Compensation Committee believed were representative of the companies with which we compete for executive talent. The updated compensation peer group consisted only of companies with similar revenue levels (generally, 0.5x to 2.5x our revenue level as of December 2014) and market capitalizations (generally, 0.25x to 5.0x our market capitalization as of December 2014). Compensation peer group comparison data were collected from publicly-available information contained in the SEC filings of the peer group companies, as well as from the Radford Global Technology Survey. The Compensation Committee uses the Radford survey as a source of market data and other information related to trends and competitive practices in executive compensation.

Compensation Elements

Our executive officers, including our Named Executive Officers, are compensated through a mix of compensation elements, consisting of base salary, short-term cash bonus opportunities, long-term incentive compensation in the form of equity awards, health and welfare benefits, and post-employment compensation arrangements.

Base Salary

The Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, each fiscal year and considers whether to adjust their base salaries taking into account competitive market data, company and individual performance from the prior fiscal year, and promotions or changes in responsibilities. Typically, the Compensation Committee sets the base salaries of our executive officers at levels which are consistent with the competitive market as reflected in our compensation peer group, and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executive officers.

In February 2015, the Compensation Committee reviewed the annual base salary of each of our executive officers, including each of our Named Executive Officers who were serving at that time, and after comparing their annual base salaries to those of the executives holding comparable positions at the companies in our compensation peer group and considering the recommendations of our CEO (except with respect to his own base salary) and the other factors described above, determined to adjust their annual base salaries, effective February 1, 2015, as set forth below. In addition, the Compensation Committee determined that these adjustments were reasonable as, with respect to the continuing Named Executive Officers, they represented their first base salary increase since fiscal 2013.

Effective February 1, 2015, the annual base salaries for our Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Adjustment
Mr. Andersen	—	$525,000	—
Mr. Canessa	$300,000	$340,000	13%
Mr. Freitag	$350,000	$370,000	6%
Mr. Fulton	$300,000	$320,000	7%
Mr. Parekh	$335,000	$335,000	—

In connection with his appointment as our President and Chief Executive Officer, effective December 8, 2014, the annual base salary of Mr. Andersen was set at $525,000 by our Board of Directors as a result of arms-length negotiations with him.

The actual base salary paid to each of our Named Executive Officers for fiscal 2015 is set forth in the “Summary Compensation Table” below.

Short-Term Cash Bonuses

In general, we use quarterly and annual cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these quarterly and annual cash bonuses constitute a significant percentage of the target total direct compensation opportunity of our executive officers.

In general, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our corporate performance each fiscal quarter and the entire fiscal year, and, on a collective basis, their performance as a management team over the entire fiscal year. This cash bonus plan pays out on a fiscal quarter basis. The cash bonus plan is designed to pay above-target bonus payments when we exceed our annual performance objectives and below-target bonus payments when we do not achieve these objectives.

In September 2014, the Compensation Committee determined to provide cash bonus opportunities to our executive officers, including our Named Executive Officers, pursuant to an annual cash bonus plan for fiscal 2015 (the “Fiscal 2015 Bonus Plan”).

Target Cash Bonus Opportunities

The Compensation Committee reviews the target cash bonus and commission opportunities of our executive officers, including our Named Executive Officers, each fiscal year and considers whether to adjust their opportunities taking into account our strategic objectives, competitive market data, Company and individual performance from the prior fiscal year, and promotions or changes in responsibilities. Typically, the Compensation Committee sets the cash bonus and commission opportunities of our executive officers at levels which are consistent with the competitive market as reflected in our compensation peer group, and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, and the cash bonus or commission opportunity levels of the other executive officers.

The target annual cash bonus opportunity for each of our Named Executive Officers under the Fiscal 2015 Bonus Plan expressed as a percentage of base salary and in terms of absolute dollars after giving effect for annual base salary adjustments effective February 1, 2015 was as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Target Annual Cash Bonus Opportunity for Fiscal 2015 ($)
Mr. Andersen	100%	$525,000	(1)
Mr. Canessa	60%	$192,000
Mr. Freitag(2)	100%	$360,000
Mr. Fulton	50%	$155,000
Mr. Parekh	60%	$201,000
Mr. Thomas	100%	$435,000	(3)

(1)	In the case of Mr. Andersen, this amount was pro-rated for his actual term of employment during fiscal 2015.
(2)	In the case of Mr. Freitag, $74,000 of his target annual cash bonus opportunity was based on achievement of Company business objectives under the Fiscal 2015 Bonus Plan, while the remainder was to be earned under our Fiscal 2015 World Wide Sales Compensation Plan.
(3)	In the case of Mr. Thomas, this amount was pro-rated for his actual term of employment during fiscal 2015. Mr. Thomas ceased participation in the Fiscal 2015 Bonus Plan after our second fiscal quarter in fiscal 2015.

In establishing these target annual cash bonus opportunities, the Compensation Committee followed an approach similar to the approach it took to adjust the Named Executive Officer’s annual base salaries. After comparing their bonus and commission opportunities to those of the executives holding comparable positions at the companies within our compensation peer group and considering the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity) and the other factors described above, the Compensation Committee determined not to adjust their bonus or commission opportunities at the outset of the year.

In connection with his appointment as our President and Chief Executive Officer, the target annual cash bonus opportunity of Mr. Andersen was set at $525,000, an amount equal to 100% of his annual base salary by our Board of Directors as a result of arms-length negotiations with him, which, for fiscal 2015, was pro-rated for his actual term of employment.

In connection with his appointment as our Executive Vice President, Worldwide Field Operations, effective October 1, 2014, the target annual cash bonus opportunity of Mr. Freitag was set at 100% of his annual base salary by the Compensation Committee as a result of arms-length negotiations with him.

Performance Measures

The Fiscal 2015 Bonus Plan was designed to reward our executive officers, including our Named Executive Officers, for their performance as measured against target levels established for the following:

•	total net revenue;

•	non-GAAP operating income; and

•	strategic objectives.

For purposes of the Fiscal 2015 Bonus Plan, the computation of “non-GAAP operating income” excluded stock-based compensation expense, amortization of intangible assets, and acquisition-related expenses.

The performance measures selected by the Compensation Committee for the Fiscal 2015 Bonus Plan reflected its belief that, as a “growth company,” our executive officers should be rewarded for revenue growth, but only if that revenue growth was achieved in accordance with our operating income objectives, and the achievement of key strategic objectives. The Compensation Committee considered the selected performance measures to be the best indicators of financial success and long-term stockholder value creation.

Bonus Plan Design and Implementation

Under the Fiscal 2015 Bonus Plan, each participant was eligible to receive:

•	up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant’s total target annual cash bonus opportunity, in each case based on attainment of quarterly performance objectives derived from the Company’s financial plan and quarterly forecasts for revenue and operating income (with each performance goal equally weighted); and

•	one annual bonus targeted at an amount equal to 20% of the participant’s total target annual cash bonus opportunity based on the achievement of specified and pre-established strategic objectives (as described below).

The target performance levels for the revenue and operating income performance measures were approved by the Compensation Committee on a quarterly basis, near the beginning of each fiscal quarter. The actual bonus payment for each fiscal quarter was to be equal to the target annual cash bonus opportunity for that quarter multiplied by a percentage (which could be more or less than 100% but not in excess of 125%) that varied depending upon the actual level of achievement with respect to each applicable performance measure.

If the pre-established threshold level of performance required for a payment equal to 25% of the target annual cash bonus opportunity for a fiscal quarter was not met, the funding level for the award for that quarter was zero, and the executive officers would receive no bonus payment for that fiscal quarter. Payments with respect to actual performance at levels higher than 25% of the target annual cash bonus opportunity were paid only if the level of performance required for the applicable payment was met or exceeded.

To be eligible for a quarterly payment under the Fiscal 2015 Bonus Plan, an executive officer was to be employed as of the date such bonus payment was made. The Compensation Committee reserved the right, in its sole discretion, to modify or terminate the Fiscal 2015 Bonus Plan at any time.

In addition to the foregoing financial performance goals, our executive officers, including our Named Executive Officers, were eligible to receive a bonus after the completion of the fiscal year based on the Compensation Committee’s assessment of their performance, evaluated on a collective basis, in making progress on bookings and “design win” objectives for specific new products, and objectives for new customer acquisition and talent retention. As provided under the Fiscal 2015 Bonus Plan, our executive officers were eligible to receive this bonus payment only to the extent that we achieved or exceeded our revenue goal for fiscal 2015.

Bonus Plan Performance Achievement Levels and Decisions

At each of its quarterly meetings at which it reviewed our financial results, based on the pre-established payment formulas it had previously communicated to them, the Compensation Committee determined the bonus payments for our executive officers, including our Named Executive Officers, under the Fiscal 2015 Bonus Plan. In November 2014, the Compensation Committee determined to award cash bonuses at the 105% attainment level for the first fiscal quarter of fiscal 2015. In February 2015, the Compensation Committee determined to award cash bonuses at the 125% attainment level for the second fiscal quarter of fiscal 2015. In May 2015, the Compensation Committee determined to award cash bonuses at the 115% attainment level for the third fiscal quarter of fiscal 2015. In September 2015, the Compensation Committee determined to award cash bonuses at the 125% attainment level for the fourth fiscal quarter of fiscal 2015.

For fiscal 2015, the annualized total net revenue and non-GAAP operating income goals under the plan were $296 million (an 18% year-over-year increase over fiscal 2014 actual total net revenue of $250.3 million) and $17 million (a 17% year-over-year decrease over fiscal 2014 actual non-GAAP operating income of $20.4 million), respectively, and actual results were $306.1 million (a 22% year-over-year increase) and $24.4 million (a 19% year-over-year increase), respectively.

In addition, the Compensation Committee evaluated the performance of our executive officers in connection with the strategic objectives established for fiscal 2015. These objectives consisted of specific metrics involving bookings for our security offerings, new large customer acquisitions, “design wins” for our cloud offerings, and talent retention. The Compensation Committee determined that we had exceeded the target level for each of these objectives and that the average level of actual performance was 136%. Based on the average of the quarterly attainment for each fiscal quarter of fiscal 2015 being 118%, the Compensation Committee determined to award annual cash bonuses at 160% of the target performance level.

The following table presents the quarterly and annual bonus payments that were made to our Named Executive Officers under the Fiscal 2015 Bonus Plan:

Named Executive Officer	Fiscal Quarter	Bonus Payment		Percentage of Target
Mr. Andersen	First		(1)	(1)
	Second	$88,451	(2)	125%
	Third	$120,750		115%
	Fourth	$131,250		125%
	Fiscal 2015	$112,370	(3)	160%
	Total	$452,821		129%

Mr. Canessa	First	$37,800		105%
	Second	$45,000		125%
	Third	$46,920		115%
	Fourth	$51,000		125%
	Fiscal 2015	$61,476		160%
	Total	$242,196		126%

Mr. Freitag	First		(4)	(4)
	Second		(4)	(4)
	Third		(4)	(4)
	Fourth		(4)	(4)
	Fiscal 2015	$87,251	(4)	160%
	Total	$87,251		160%

Mr. Fulton	First	$31,500		105%
	Second	$37,500		125%
	Third	$36,800		115%
	Fourth	$40,000		125%
	Fiscal 2015	$49,629		160%
	Total	$195,429		126%

Mr. Parekh	First	$42,210		105%
	Second	$50,250		125%
	Third	$46,230		115%
	Fourth	$50,250		125%
	Fiscal 2015	$64,358		160%
	Total	$253,298		126%

Mr. Thomas	First	$91,350		105%
	Second	$108,750		125%
	Third		(5)	(5)
	Fourth		(5)	(5)
	Fiscal 2015		(5)	(5)
	Total	$200,100		115%

(1)	Mr. Andersen joined us in December 2014, during our second fiscal quarter of fiscal 2015.
(2)	This represents the prorated bonus payout to Mr. Andersen with respect to the time he provided services to us during the second fiscal quarter of fiscal 2015.
(3)	This represents the prorated annual bonus payout to Mr. Andersen with respect to the time he provided services to us during fiscal 2015.
(4)	Mr. Freitag was eligible for the annual component of the Fiscal 2015 Bonus Plan, but not for the quarterly component. The annual bonus payout represents the prorated bonus payout to Mr. Freitag with respect to the time he served as Executive Vice President, World Wide Field Operations through July 31, 2015.
(5)	Mr. Thomas ceased participation in the Fiscal 2015 Bonus Plan after our fiscal second quarter in fiscal 2015.

Fiscal 2015 Commission Plan

As our Executive Vice President, Worldwide Field Operations during fiscal 2015, Mr. Freitag participated in our Fiscal 2015 World Wide Sales Compensation Plan (the “Fiscal 2015 Commission Plan”).

The Fiscal 2015 Commission Plan was designed to reward Mr. Freitag for the attainment of the monthly and quarterly goals for product, support services, and professional and training services revenues less holds, returns, and other adjustments plus releases of outstanding holds and other adjustments (“Net Revenues”). Mr. Freitag was eligible to receive up to four quarterly bonuses, based on attainment of the quarterly Net Revenues goals, with no maximum cap on the bonus amount that could be earned. For fiscal 2015, Mr. Freitag’s target total commission was $288,460, which consisted of $70,460 for the first fiscal quarter, $70,000 for the second fiscal quarter, and $74,000 for each of the third and fourth fiscal quarters.

Actual monthly awards were payable at amounts equal to the target bonus amount for the fiscal quarter multiplied by a percentage, which could be less than or more than 100%, that was obtained by dividing the actual amount of Net Revenues for the quarter by the Net Revenues goal for that quarter. Subject to the foregoing constraint, for the first two months of each fiscal quarter, Mr. Freitag was eligible to receive monthly advances against the amount payable for that quarter under the Fiscal 2015 Commission Plan based on revenue recognized through the end of the applicable month.

Under the Fiscal 2015 Commission Plan, Mr. Freitag was also eligible to receive an additional award for any fiscal quarter in which the actual amount of Net Revenues for the quarter exceeded the related goal for the quarter equal to the product of the target annual cash bonus amount for the quarter multiplied by four times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The Fiscal 2015 Commission Plan did not contain a minimum achievement threshold requirement.

On an annualized basis, the target for Net Revenues under the Fiscal 2015 Commission Plan was $296 million and actual result was $306.1 million (a 22% year-over-year increase). Accordingly, as a result of application of the above formula, in the aggregate, 116% of the target commission opportunity was paid to Mr. Freitag. For fiscal 2015, Mr. Freitag received total commissions in the amount of $334,026, which consisted of $78,458 for the first fiscal quarter, $87,217 for the second fiscal quarter, $76,303 for the third fiscal quarter, and $92,048 for the fourth fiscal quarter.

The actual annual cash bonus payment received by each of our Named Executive Officers for fiscal 2015 is set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers, including our Named Executive Officers, on a regular and annual basis. The long-term equity incentive component of our executive compensation program for fiscal 2015 consisted of equity awards in the form of options to purchase shares of our common stock and RSUs to be settled in shares of our common stock to ensure that our executive officers, including our Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meet our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

The Compensation Committee seeks to provide long-term equity incentive awards that are generally competitive with market practice. We typically grant stock options and RSU awards to our executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or to recognize extraordinary performance. In connection with making grants of equity awards, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make additional awards, taking into account various factors, including the responsibilities, past performance and anticipated future contributions of the executive officer and the competitiveness of the executive officer’s overall compensation package, as well as the executive officer’s existing equity holdings, the extent to which these holdings are vested, the potential reward to the executive officer if the market value of our common stock appreciates, and the recommendations of our CEO (except with respect to his own long-term equity incentive compensation award).

In September 2014, the Compensation Committee granted equity awards to our executive officers, including our Named Executive officers. In determining the size of these awards, the Compensation Committee considered our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, market data concerning comparative share ownership levels, the extent to which the shares of our common stock subject to previously-granted equity awards were vested, and the recommendations of our CEO (except with respect to his own equity award). The equity awards granted to our Named Executive Officers were as follows:

Named Executive Officer	Equity Award Grant Date Fair Value	Number of Shares of Common Stock Subject to Stock Options	Number of Shares of Common Stock Subject to RSU Awards
Mr. Thomas(1)	—	—	—
Mr. Canessa	$740,070	20,000	40,000
Mr. Freitag(2)	$740,070	20,000	40,000
Mr. Fulton	$740,070	20,000	40,000
Mr. Parekh	$1,903,270	20,000	120,000

(1)	In view of his previously-announced intention to step down as our CEO upon the appointment of his successor, no equity awards were granted to Mr. Thomas.
(2)	Mr. Freitag’s equity award was granted prior to his appointment as our Executive Vice President, Worldwide Field Operations. He was not granted an additional equity award in connection with his promotion in October 2014.

In connection with his appointment as our President and Chief Executive Officer, effective December 8, 2014, the Compensation Committee granted Mr. Andersen an option to purchase 300,000 shares of our common stock, with an exercise price of $17.74 per share (which is equal to the closing market price of our common stock on the date of grant) and an RSU award for 250,000 shares of our common stock. The stock option will vest as to 25% of the shares of our common stock subject to the option on December 1, 2015 (the first anniversary of Mr. Andersen’s employment with us) and the remaining shares will vest in equal monthly installments over the subsequent 36-month period. The RSU award will vest as to 25% of the shares of our common stock subject to the award on December 15, 2015 and the remaining shares will vest in equal installments over the subsequent six semi-annual periods thereafter. This long-term incentive compensation award had a total grant date fair value of $7,245,760. The amount of this long-term incentive compensation award was determined by our Board of Directors as a result of arms-length negotiations with Mr. Andersen.

The equity awards granted to our Named Executive Officers during fiscal 2015 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table at Fiscal 2015” below. For details of the equity awards granted to our Named Executive Officers prior to fiscal 2015, see the “Outstanding Equity Awards at July 31, 2015 Table.”

Health and Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Effective January 1, 2015, we began matching contributions made to the plan by our employees, including our executive officers, in an amount equal to $0.50 of each $1.00 of contributions ranging from a maximum of 2% to 8% of eligible earnings depending on length of service. These contributions vest immediately. We intend for the plan to qualify under Section 401(a) of the Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, healthcare savings accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. We pay the expenses for the spouses or significant others of our executive officers who attend our President’s Club sales incentive trips to accompany them. These expenses primarily involve travel costs. Further, prior to his relocation from Germany to the United States and being appointed our Executive Vice President, Worldwide Field Operations in October 2014, Mr. Freitag was provided with a car and housing allowance, which are customary personal benefits in Germany. Subject to the foregoing items, we do not provide perquisites to our executive officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits to our executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

While we do not have written employment agreements with our executive officers, including our Named Executive Officers, we have extended written employment offer letters to each of our Named Executive Officers. Each of these employment offer letters was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, a target annual cash bonus opportunity, and a recommendation for an equity award in the form of an option to purchase shares our common stock and/or a RSU award to be settled for shares of our common stock. We believe that, where applicable, the terms and conditions of these employment offers were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Post-Employment Compensation Arrangements

Prior to March 2015, as a standard benefit we entered into written change in control severance agreements with each of our executive officers, including each of our Named Executive Officers, providing them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of the Company.

We provided these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements were intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of us, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition.

In February 2015, the Compensation Committee updated the change in control severance agreements for the payment of severance and change in control benefits to our executive officers. Similar to their prior agreements, the rights of our executive officers upon an involuntary termination of employment, including an involuntary termination of employment following a change in control of the Company, include severance payments, payment of COBRA premiums, and accelerated vesting of outstanding and unvested equity awards. These arrangements were provided to each of our executive officers, including our Named Executive Officers, to ensure that the payments and benefits payable upon a triggering event were competitive with current market practice. This updated agreement has been used for all executive officers hired since March 2015 and superseded the pre- existing change in control severance agreements with each of our then-existing executive officers. Each of our Named Executive Officers has agreed to relinquish the severance payments and benefits otherwise provided in his or her former change in control severance agreement in exchange for receiving payments and benefits under this standardized approach.

This new form of agreement contemplates that benefits payable in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and an executive officer’s employment being terminated within a specified period of time of the change in control.

Mr. Thomas’ Transition and Separation Arrangements

In connection with stepping down as our President and Chief Executive Officer on December 8, 2014, Mr. Thomas agreed to serve through March 15, 2015 (the “Transition Period”) as an Executive Advisor to us. During the Transition Period, Mr. Thomas received an annual base salary of $435,000, remained eligible to receive a quarterly target annual cash bonus opportunity in the amount of $87,000, and continued to participate in our health and welfare benefits plans.

Following the completion of the Transition Period, Mr. Thomas was eligible to continue his existing health benefits under COBRA. We also extended the exercise period for Mr. Thomas’ vested options to purchase shares of our common stock until March 15, 2016.

Our Board of Directors determined that these payments and benefits were appropriate in recognition of Mr. Thomas’ significant contributions to the Company and as an inducement for his continued assistance during the extended transition of his duties and responsibilities to Mr. Andersen and the provision of additional services as requested by Mr. Andersen.

For a detailed description of the post-employment compensation arrangements of our Named Executive Officers, see “Potential Payments upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Policy

We have adopted equity security ownership guidelines for our executive officers. These guidelines are applicable to each of our executive officers, including our Named Executive Officers, and the non-employee members of our Board of Directors. Our executive officers are required to own shares of our common stock with a value equal to a specific multiple of such executive officer’s base salary as indicated in the table below. The non-employee members of our Board of Directors are required to meet similar requirements and own shares of our common stock with a value equal to three times their annual retainer fee. Our executive officers and the non-employee members of our Board of Directors are required to meet these guidelines within five years of becoming subject to them.

Executive Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	3x
Other Executive Officers	1x

Compensation Recovery Policy

We have adopted a policy regarding retroactive adjustments to cash-based incentive compensation paid to our executive officers, including our Named Executive Officers, where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to update this policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”). In addition, Insider Trading Policy prohibits the pledging of shares of our common stock by our employees, including our executive officers, and members of our Board of Directors.

Equity Award Policy

Pursuant to our Equity Award Grant Policy, the Compensation Committee makes equity awards to our employees, including our executive officers, and members of our Board of Directors subject to the following guidelines:

•	New-hire equity awards may be approved by the Compensation Committee on or before the seventh day of the month following the month during which the individual commences employment or service as a non-employee director. If the Compensation Committee does not timely approve an award in any given month, the award may be approved in the following month. For accounting, tax, and securities law purposes, all such equity awards are effective on the “date of grant,” which is the first trading day after the 10th day of the month in which the awards are approved by the Compensation Committee.

•

Refresh, promotion, and discretionary equity awards for employees are approved by the Compensation Committee. Discretionary equity awards for non-employee directors are recommended by the Compensation Committee and approved by our Board of Directors. Such equity awards may be approved (i) at any time during an open trading window under our Insider Trading Policy or (ii) otherwise at a meeting or by written action of the Compensation Committee or our Board of Directors, as applicable. In accordance with our director equity compensation policy, refresh awards for non-employee directors are automatically granted immediately following each annual meeting of our stockholders. For accounting, tax, and securities law purposes, all such equity awards to employees and discretionary awards to non-employee directors are effective on the “date of grant,” which is the first trading day after the 10th day of the month following the month in which the awards are approved.

All options to purchase shares of our common stock are granted with an exercise price at least equal to the fair market value of our common stock on the date of grant.

Risk Considerations

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. As part of its assessment, the Compensation Committee considered, among other factors, the following:

•	the allocation of compensation among annual base salary and short-term cash and long-term equity incentive compensation;

•	our approach to establishing Company-wide versus individual financial, operational and other performance targets;

•	our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and subject to our compensation recovery (“clawback”) policy under certain circumstances;

•	the nature of our key performance objectives; and

•	alignment with the competitive practices reflected in the most relevant labor-market in which we compete.

We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or qualifies for a different exemption. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Conversely, the compensation income realized upon the vesting of RSUs that are subject to time-based vesting requirements generally will not be deductible since such awards do not qualify as “performance-based compensation.”

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Nonqualified Deferred Compensation

The Compensation Committee takes into account whether components of the compensation for our executive officers, including our Named Executive Officers, will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2015 and we have not agreed and are not otherwise obligated to provide any executive officer, including any Named Executive Officer, with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended July 31, 2015.

THE COMPENSATION COMMITTEE

Richard E. Belluzzo, Chair

Philip Fasano

Fred M. Gerson

Michael Goguen (member through February 2015)

The foregoing report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each individual who served as our principal executive officer during fiscal 2015, our principal financial officer and our three other most highly compensated executive officers serving as such at July 31, 2015 for all services rendered in all capacities to us during fiscal 2015.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(6)		All Other Compensation ($)		Total ($)
Jesper Andersen	2015	$350,000	(1)	$4,435,000	$2,810,760		$452,821		$7,372	(8)	$8,055,953
President and Chief Executive
Officer

Remo E. Canessa	2015	$320,000		$581,600	$158,470		$242,196		$—		$1,302,266
Chief Financial Officer	2014	$300,000		$—	$—		$18,000		$—		$318,000
	2013	$288,333		$929,660	$315,346		$172,836		$—		$1,706,175

Thorsten Freitag	2015	$349,779	(2)	$581,600	$158,470		486,277	(7)	$78,147	(9)	$1,654,273
Executive Vice President,
Worldwide Field Operations

Scott J. Fulton	2015	$310,000		$581,600	$158,470		$195,429		$2,193	(8)	$1,247,692
Executive Vice President, Products	2014	$112,500		$1,738,100	$299,480		$—		$—		$2,150,080

Sohail M. Parekh	2015	$335,000		$1,744,800	$158,470		$253,298		$—		$2,491,568
Executive Vice President,	2014	$300,000		$—	$—		$15,000		$—		$315,000
Engineering

Robert D. Thomas	2015	$305,337	(10)	—	278,223	(5)	$208,546		$—		$792,106
Former President and Chief	2014	$435,000		$—	$—		$43,500		$—		$478,500
Executive Officer*	2013	$405,833		$2,443,060	$815,550		$410,716		$—		$4,075,159

*	Mr. Thomas ceased serving as president and chief executive officer in November 2014.
(1)	Mr. Andersen joined the Company in December 2014 with an annual base salary of $525,000.
(2)	Mr. Freitag became the Company’s executive vice president, worldwide field operations in October 2014 with an annual base salary of $350,000, which was increased to $370,000 effective February 2015.
(3)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for RSU awards. The grant date fair value was determined using the closing share price of our common stock on the date of grant.
(4)	The amounts in this column represent the aggregate grant date fair values of the stock options granted in the respective fiscal years, computed in accordance with FASB Accounting Standards Codification Topic 718. For information on the valuation assumptions with respect to option awards, refer to Note 9 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.
(5)	Represents the incremental fair values computed in accordance with FASB ASC Topic 718 of outstanding stock options that were previously granted and that were modified during fiscal 2015 in connection with extending the exercise period of Mr. Thomas’s stock options when he ceased serving as president and chief executive officer. The extension of the exercise period resulted in equity award modifications, and the incremental fair values of the modified awards computed as of the modification date are required to be included in the Option Awards column, even though the grant date fair values for such equity awards have been previously reported in the Summary Compensation Table above or in prior proxy statements. For information on the valuation assumptions with respect to option awards, refer to Note 9 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015. There can be no assurance that these fair values will ever be realized by Mr. Thomas.
(6)	The amounts in this column represent total performance-based bonuses earned for services rendered in 2015 under the Fiscal Year 2015 Infoblox Bonus Plan and, in the case of Mr. Freitag, Fiscal Year 2015 World Wide Sales Compensation Plan. See below for further information on awards made under these plans.

(7)	Includes $65,000 earned under a performance bonus arrangement during fiscal 2015 prior to Mr. Freitag’s appointment as an executive officer in October 2014.
(8)	Amount represents matching contributions paid under the Company’s 401(k) plan.
(9)	Amount consists of $47,968 relocation expense reimbursements made to Mr. Freitag when he and his family moved from Germany to the United States, $26,243 housing and $3,936 car allowances provided to Mr. Freitag when he was still based in Germany and $6,505 travel expenses that we paid on behalf of Mr. Freitag’s spouse to attend our annual President’s Club event to recognize top performing sales personnel.
(10)	Includes a $33,462 payment for Mr. Thomas’s unused accrued vacation.

The following table provides information with regard to potential cash bonuses paid or payable in fiscal year 2015 under our performance-based, non-equity incentive plans, and with regard to each stock option and RSU granted to a named executive officer during fiscal 2015.

Grants of Plan-Based Awards in Fiscal 2015

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)		Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)
Jesper Andersen(3)		(1)	$21,934	$350,951	$471,678	—		—		—	—
	12/11/2014					250,000	(4)	300,000	(4)	$17.74	$7,245,760

Remo E. Canessa			$9,600	$192,000	$258,048	—		—		—	—
	9/11/2014					40,000	(5)	20,000	(6)	$14.54	$740,070

Thorsten Freitag(7)		(1)	$13,625	$54,500	$93,740	—		—		—	—
		(8)	—	$130,000	—	—		—		—	—
		(9)	—	$305,960	—	—		—		—	—
	9/11/2014					40,000	(5)	20,000	(6)	$14.54	$740,070

Scott Fulton		(1)	$7,750	$155,000	$208,320	—		—		—	—
	9/11/2014					40,000	(5)	20,000	(6)	$14.54	$740,070

Sohail M. Parekh		(1)	$10,050	$201,000	$270,144	—		—		—	—
	9/11/2014					120,000	(5)	20,000	(6)	$14.54	$1,903,270

Robert D. Thomas		(1)(10)	$21,750	$174,000	$217,500	—		—		—	—
		(11)									$278,223

(1)	Represents threshold, target and maximum payouts with respect to each applicable metric under the Fiscal Year 2015 Infoblox Bonus Plan. The actual payments made for fiscal 2015 under the bonus plan and the commission plan are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.
(2)	For additional detail on the grant date fair value of the Stock and Option Awards, see footnotes 3 and 4 to the Summary Compensation Table above.
(3)	Represents the prorated threshold, target and maximum payouts with respect to the time period Mr. Andersen provided services to the Company from December 1, 2014 to July 31, 2015.
(4)	Represents awards granted to Mr. Andersen when he joined us in December 2014. Subject to continued service to us, twenty-five percent of the grant amount will vest after one year from vesting commencement date and 12.5% of the grant amount will vest semi-annually over the following three years for the RSU award and twenty-five percent of the grant amount will vest after one year from vesting commencement date and 1/48 of the grant amount will vest each month over the following three years for the option award.
(5)	Each of these RSUs vests as to the 25% of the shares on the first anniversary of the vesting commencement date, as to 25% semi-annually in the second year and as to 50% semi-annually in the third year.

(6)	Each of these stock options vests as to 25% of the shares on the one-year anniversary of the vesting commencement date, as to 25% of the shares monthly during the second year and as to 50% monthly during the third year.
(7)	Represents threshold, target and maximum payouts that Mr. Freitag was eligible to earn with respect to the annual component of the Fiscal Year 2015 Infoblox Bonus Plan.
(8)	Represents the performance bonus that we entered into with Mr. Freitag when he joined us as the senior vice president of global sales. This amount was payable in four equal installments, the first two installments were 100% guaranteed and the last two installments could be earned upon the achievement of sales quotas set by management. Mr. Freitag earned $65,000 of this performance bonus in fiscal 2015 and was included in the Summary Compensation Table above. The performance bonus did not contain any threshold or maximum achievement requirement. Accordingly, no such values have been included in the table for this plan.
(9)	Represents the possible annual cash incentive award for fiscal 2015 under the Fiscal 2015 Worldwide Sales Compensation Plan upon the achievement of the quarterly adjusted bookings goals. Under the Commission Plan, Mr. Freitag was also eligible to receive an additional award for any quarter in which the actual amount of Net Revenue for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by three times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The commission plan did not contain any threshold or maximum achievement requirement. Accordingly, no such values have been included in the table for this plan. See Compensation Discussion and Analysis section for further information on awards made under this plan.
(10)	This row represents the prorated threshold, target and maximum payouts with respect to the time period Mr. Thomas provided services to the Company from August 1, 2014 to March 15, 2015.
(11)	Represents the incremental fair values computed in accordance with FASB ASC Topic 718 of outstanding stock options that were previously granted and that were modified during fiscal 2015 in connection with extending the exercise period of Mr. Thomas’s stock options when he ceased serving as president and chief executive officer.

The following table provides information regarding each exercisable and unexercisable stock option, and the number of unvested RSUs, held by our named executive officers as of July 31, 2015.

Outstanding Equity Awards at July 31, 2015

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jesper Andersen	—	300,000	(2)	$17.74	(3)	12/10/2024
							12/11/2014	250,000	(4)	$5,875,000

Remo E. Canessa	4,634	32,442	(5)(6)	$9.12	(7)	9/14/2021
	365	2,559	(5)(6)	$9.12	(7)	9/14/2021
	17,520	11,480	(2)	$21.62	(3)	3/10/2023
	—	20,000	(8)	$14.54	(3)	9/10/2024
							3/11/2013	21,500	(4)	$505,250
							9/11/2014	40,000	(9)	$940,000

Thorsten Freitag	—	20,000	(8)	$14.54	(3)	9/10/2024
							6/11/2014	123,750	(4)	$2,908,125
							9/11/2014	40,000	(9)	$940,000

Scott J. Fulton	13,333	26,667	(2)	$13.37	(3)	6/10/2024
	—	20,000	(8)	14.54	(3)	9/10/2024
							6/11/2014	97,500	(4)	$2,291,250
							9/11/2014	40,000	(9)	$940,000

Sohail M. Parekh	88,968	27,222	(5)(6)	$9.12	(3)	9/14/2021
	12,083	7,917	(2)	$21.62	(3)	3/10/2023
	—	20,000	(8)	$14.54	(3)	9/10/2024
							3/11/2013	15,000	(4)	$352,500
							9/11/2014	120,000	(9)	$2,820,000

(1)	Represents the fair market value of the unvested RSUs as of July 31, 2015 based on the closing price of our common stock, as reported on the NYSE on that date.
(2)	Each of these stock options vests as to 25% of the shares on the one-year anniversary of the vesting commencement date, and as to 1/48 of the shares each month over the following three years.
(3)	Represents the closing fair market value of a share of our common stock, as reported on the NYSE, on the option grant date.
(4)	Each of these RSUs vests as to 25% of the shares on the first year anniversary of the vesting commencement date, and as to 1/8 of the shares semi-annually over the following three years.
(5)	Each of these stock options was exercisable immediately upon grant, subject to our right to repurchase the unvested shares at the exercise price upon termination of the optionee’s employment. The heading “unexercisable” refers to unvested shares that we still have the right to repurchase upon termination of the optionee’s employment.
(6)	Each of these stock options vests as to 40% of the shares on the two-year anniversary of the vesting commencement date, and as to 1/60 of the shares each month over the following three years.
(7)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option grant date.
(8)	Each of these stock options vests as to 25% of the shares on the one-year anniversary of the vesting commencement date, as to 25% of the shares monthly during the second year and as to 50% monthly during the third year.
(9)	Each of these RSUs vests as to the 25% of the shares on the first anniversary of the vesting commencement date, as to 25% semi-annually in the second year and as to 50% semi-annually in the third year.

The following table shows for fiscal 2015, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

Option Exercises and Stock Vested in Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jesper Andersen	—	$—	—	$—
Remo E. Canessa	93,607	$1,601,905	10,750	$203,766
Thorsten Freitag	—	—	41,250	$977,625
Scott J. Fulton	—	—	32,500	$773,500
Sohail M. Parekh	135,200	$2,475,751	7,500	$142,163
Robert D. Thomas	374,644	$7,090,193	28,250	$535,479

Offer Letters and Arrangements

The annual base salary and on-target bonus amount of each of our named executive officers as of July 31, 2015 are as follows:

Name	Base Salary	On- Target Bonus	Bonus Plan
Jesper Andersen	$525,000	$525,000	Fiscal 2016 Bonus Plan
Remo E. Canessa	$340,000	$204,000	Fiscal 2016 Bonus Plan
Thorsten Freitag	$370,000	$370,000	Fiscal 2016 Worldwide Sales Compensation Plan
Scott J. Fulton	$320,000	$160,000	Fiscal 2016 Bonus Plan
Sohail M. Parekh	$335,000	$201,000	Fiscal 2016 Bonus Plan

Fiscal 2016 Bonus Plan

Our Bonus Plan — FY 2016 (the “Bonus Plan”), was approved by our compensation committee in September 2015. Our compensation committee also approved individual annual on-target bonus amounts for Messrs. Andersen, Canessa, Fulton, Parekh and Mr. Freitag for 2015 of $525,000, $204,000, $160,000 and $201,000 and $74,000, respectively. The Bonus Plan is designed to reward participants if the Company achieves certain on-target performance objectives on a quarterly basis. Under the Bonus Plan, participants are eligible to receive (i) up to four quarterly bonuses, each targeted at an amount equal to 20% of the participant’s total annual on-target bonus amount, in each case based on attainment of quarterly performance objectives derived from the Company’s financial plan and quarterly forecasts for revenue and operating profit, and (ii) one annual bonus targeted at an amount equal to 20% of the participant’s total annual on-target bonus amount based on achievement of Company business objectives. Quarterly performance objectives under the Bonus Plan are approved by the Committee on a quarterly basis, at the beginning of each quarter. The actual bonus payment is the on-target bonus payment multiplied by a percentage (which may be more or less than 100% but shall not exceed 125% or, in the case of the annual bonus, 150%) that varies depending upon achievement of the applicable performance objectives. If results for the threshold level of performance required for a payout equal to 25% of on-target bonus amounts are not met, the funding level for the award for that quarter will be 0%, and participants will be paid no bonus payment for that quarter. Additional payouts funded at levels higher than 25% of the on-target bonus amount will be paid only if the level of performance required for the applicable payout was met or exceeded. To be eligible for a quarterly payment under our bonus plan, an individual must be employed as of the date such bonus is paid. We may in our sole discretion modify or terminate the bonus plan.

Fiscal 2016 Commission Plan

Our Fiscal 2016 World Wide Sales Compensation Plan (the “Commission Plan”), was approved by our compensation committee in September 2015. The Commission Plan is designed to reward sales personnel for attainment of quarterly sales goals that are established by the Committee each quarter. Under the Commission Plan, Mr. Freitag is eligible to receive up to four quarterly bonuses, each targeted at an amount equal to $74,000, in each case based on attainment of the quarterly total net revenue goals, with no maximum cap on the amount of bonus that could be earned. Actual quarterly awards are payable at amounts equal to the on-target bonus amount for the quarter multiplied by a percentage, which may be less than or more than 100%, that is obtained by dividing the actual amount of revenue for the quarter by the revenue goal for that quarter. Subject to the foregoing constraint, for the first two months of each quarter, Mr. Freitag received monthly advances against the amount payable for that quarter under the Commission Plan based on revenue recognized through the end of the applicable month. Under the Commission Plan, Mr. Freitag is also eligible to receive an additional award for any quarter in which the actual amount of revenue for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by four times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The Commission Plan does not contain a minimum achievement threshold requirement.

Potential Payments Upon Termination or Change in Control

The employment of our named executive officers is at will and may be terminated at any time, with or without formal cause. Pursuant to the terms of agreements with these executive officers, we have agreed to provide the following benefits to each of them if the executive officer is terminated for any reason other than “cause” (as such term is defined in the agreements) or, in the case of Mr. Andersen, the officer voluntarily resigns for “good reason” (as such term is defined in the agreements):

•	payment of his base salary for 12 months in the case of Mr. Andersen and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company or, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company, 150% of his annual base salary and 150% of target bonus in the case of Mr. Andersen and 100% of base salary and 100% of target bonus in the case of the other named executive officers;

•	reimbursement of the same portion of the monthly benefits premium under COBRA as we pay for active employees for up to 12 months in the case of Mr. Andersen and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company (18 months and 12 months, respectively, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company); and

•	acceleration of vesting with respect to all equity awards by up to an additional 12 months in the case of Mr. Andersen and six months in the case of the other named executive officers in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying Change in Control of our company (full vesting acceleration, in each case, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying Change in Control of our company).

The tables below illustrate the potential payments and benefits payable to each named executive officer pursuant to the terms and conditions of our agreements with each named executive officer, assuming a qualifying termination as of July 31, 2015, other than Mr. Thomas. COBRA premiums are based on each executive officer’s elected level of healthcare coverage. Accelerated stock option and RSU payment values are based upon the value of a share of our common stock as of July 31, 2015, which are based upon the closing price for a share of our common stock of $23.50 on July 31, 2015, less any applicable exercise price in the case of stock options.

Jesper Andersen

Benefit	No Change in Control Termination without cause or permanent disability	Change in Control Termination without cause or resignation for good reason
Severance	$525,000	$1,575,000
COBRA Premiums(1)	—	—
Vesting Acceleration	2,887,125	7,603,000

Total	$3,412,125	$9,178,000

(1)	Mr. Andersen is currently not enrolled in the Company’s healthcare plan.

Remo E. Canessa

Benefit	No Change in Control Termination without cause or permanent disability	Change in Control Termination without cause or resignation for good reason
Severance	$170,000	$544,000
COBRA Premiums	12,692	25,384
Vesting Acceleration	673,908	2,149,347

Total	$856,600	$2,718,731

Thorsten Freitag

Benefit	No Change in Control Termination without cause or permanent disability	Change in Control Termination without cause or resignation for good reason
Severance	$185,000	$740,000
COBRA Premiums	9,951	19,901
Vesting Acceleration	783,151	4,027,325

Total	$978,102	$4,787,226

Scott J. Fulton

Benefit	No Change in Control Termination without cause or permanent disability	Change in Control Termination without cause or resignation for good reason
Severance	$160,000	$480,000
COBRA Premiums	9,951	19,901
Vesting Acceleration	727,252	3,680,587

Total	$897,203	$4,180,488

Sohail M. Parekh

Benefit	No Change in Control Termination without cause or permanent disability	Change in Control Termination without cause or resignation for good reason
Severance	$167,500	$536,000
COBRA Premiums	12,016	24,033
Vesting Acceleration	962,080	3,758,036

Total	$1,141,596	$4,318,069

Robert D. Thomas

In connection with stepping down as our President and Chief Executive Officer on December 8, 2014, Mr. Thomas agreed to serve through March 15, 2015 (the “Transition Period”) as an Executive Advisor to us. During the Transition Period, Mr. Thomas received an annual base salary of $435,000, remained eligible to receive a quarterly target annual cash bonus opportunity in the amount of $87,000, and continued to participate in our health and welfare benefits plans.

Following the completion of the Transition Period, Mr. Thomas was eligible to continue his existing health benefits under COBRA. We also extended the exercise period for Mr. Thomas’ vested options to purchase shares of our common stock until March 15, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of July 31, 2015 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2003 Stock Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Infoblox in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	7,762,530	(1)	$15.45	(2)	5,082,970	(3)
Equity compensation plans not approved by security holders(4)	—		—		—

Total	7,762,530				5,082,970

(1)	Excludes purchase rights accruing under the 2012 Employee Stock Purchase Plan and includes 4,405,593 shares subject to outstanding RSUs.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)	Includes 1,119,695 shares that remain available for purchase under the 2012 Employee Stock Purchase Plan and excludes 1,490,141 shares of common stock that are subject to outstanding awards under the 2003 Stock Plan. Any such shares of common stock that are subject to outstanding awards under the 2003 Stock Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2012 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on the first day of January of each of 2016 through 2020 by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2016 through 2020 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 (rounded to the nearest whole share).
(4)	Excludes information for options, warrants and other equity rights assumed by Infoblox in connection with mergers and acquisitions. No additional awards may be granted under those assumed arrangements.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

From August 1, 2014 to the present, there have been no transactions, and there are currently no proposed transactions, in which we or any of our subsidiaries was (or is to be) a participant and the amount involved exceeds $120,000 to which and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for the compensation arrangements, including employment, termination of employment and Change in Control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation.”

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the compensation committee;

•	compensation to non-employee directors that is approved by our board of directors and is required to be reported in our proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in that partnership;

•	the related person is a director (and his or her interest in the transaction arises solely from his or her position as a director of that company);

•	charitable contributions, grants or endowments by us to a charitable organization, foundation or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in our fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by us and all holders of those securities receive proportional benefits;

•	ordinary course business travel and expenses, advances and reimbursements; and

•	payments made pursuant to (i) directors and officers insurance policies, (ii) our certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by our board of directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they will be reviewed by our disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the audit committee. Transactions may also be identified through our code of business conduct and ethics or other policies and procedures and reported to the audit committee. The audit committee will review the material facts of all related person transactions and either approve, disapprove, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Infoblox’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Infoblox under the Exchange Act or the Securities Act unless and only to the extent that Infoblox specifically incorporates it by reference.

The audit committee has reviewed and discussed with Infoblox’s management and Ernst & Young LLP the audited consolidated financial statements of Infoblox for the year ended July 31, 2015. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to applicable auditing standards.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infoblox.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Infoblox’s annual report on Form 10-K for the year ended July 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Fred M. Gerson, Chair

Laura C. Conigliaro

Daniel J. Phelps

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Infoblox’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Infoblox Inc., 3111 Coronado Drive, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2016 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Infoblox not earlier than 5:00 p.m. Pacific Time on September 4, 2016 and not later than 5:00 p.m. Pacific Time on October 4, 2016. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Infoblox’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Infoblox’s 2016 annual meeting must be received by the Company not later than July 9, 2016 in order to be considered for inclusion in Infoblox’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Infoblox’s directors, executive officers and any persons who own more than 10% of Infoblox’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Infoblox with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Infoblox and written representations from the directors and executive officers, Infoblox believes that all Section 16(a) filing requirements were met in fiscal 2015.

Available Information

Infoblox will mail without charge, upon written request, a copy of Infoblox’s annual report on Form 10-K for the year ended July 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations

Infoblox Inc.

3111 Coronado Drive

Santa Clara, California 95054

The Annual Report is also available at http://ir.infoblox.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Infoblox stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 43078, Providence, RI, 02940-3078

Upon written or oral request, Infoblox will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Infoblox’s Investor Relations department at 3111 Coronado Drive, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 986-4000.

Any stockholders who share the same address and currently receive multiple copies of Infoblox’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Infoblox’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Infoblox® CONTROL YOUR NETWORK IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on December 17, 2015.
Vote by Internet Go to www.envisionreports.com/BLOX Or scan the QR code with your smartphone
Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors: For Withhold
For
Withhold
For
Withhold
+
01 - Jesper Andersen
02 - Laura C. Conigliaro
03 - Fred M. Gerson
For
Against
Abstain
For
Against
Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as our independent public accounting firm for fiscal 2016.
3. Proposal to hold an advisory vote to approve executive compensation.
B Non-Voting Items
Change of Address — Please print your new address below.
Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
C 1234567890 JNT
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UPX 2514991
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
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027ETA

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Proxy — Infoblox Inc.
Notice of 2015 Annual Meeting of Stockholders
Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, at 9:00 am Pacific Time
Proxy Solicited by Board of Directors for Annual Meeting — December 18, 2015
Jesper Andersen, Remo Canessa and Stephen Yu, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Infoblox Inc. to be held on December 18, 2015 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)